Exhibit 10.46

                               RETENTION AGREEMENT



      This Retention Agreement (the "Agreement"), dated as of November 17, 1999, is entered into between Thermo Electron Corporation, a Delaware corporation with its principal place of business at 81 Wyman Street, Waltham, Massachusetts 02454 (the "Company"), and John P. Appleton residing at P.O. Box 2034, 75 Marina Heights, New Castle, New Hampshire 03854.

      The Company has announced a reorganization plan which includes the potential sale of certain businesses ("Businesses") of Thermo TerraTech Inc., a Delaware corporation ("Thermo TerraTech"), which is a majority-owned subsidiary of the Company. The Company recognizes that your past contributions to the Company and to Thermo TerraTech have contributed to the success of both companies and that your continued involvement will be necessary in order to, among other things, facilitate the sale of the Businesses and to assure a smooth transition for potential buyers. The Company desires to retain your services through March 31, 2002 and in promoting and expediting the sale of the Businesses and that you are desirous of being employed by the Company through March 31, 2002 and of assisting the Company in facilitating the sale of the Businesses and performing other corporate duties reasonably consistent with your previous duties with the Company and Thermo TerraTech as they may be reasonably assigned to you from time to time. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Retention. The Company hereby agrees to retain you, and you hereby agree to continue your employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof, and continuing until the earlier of March 31, 2002 or termination in accordance with the provisions of Section 4 (such period, the "Retention Period"). For purposes hereof, the last day of the Retention Period shall be referred to herein as the "Retention Termination Date."

      2. Capacity. During the term of the Agreement, you shall perform your normal managerial work duties and, in addition shall exert your best efforts to promote and expedite the sale of the Businesses and the closing of such sales. You shall be based at your home office in New Castle, New Hampshire, and shall report to the Chief Operating Officer, Energy and Environment or such officer or officers of the Company designated by such Chief Operating Officer. In addition, you will be available to travel from time to time as your duties hereunder reasonably require, consistent with your past business travel on behalf of the Company and Thermo TerraTech. In no event shall you be required to relocate your residence. You shall be subject to the supervision of, and shall have such authority as is reasonably delegated to you by, the Chief Operating Officer, Energy and Environment or his designee.

      You hereby accept the terms of such retention and agree to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Operating Officer, Energy and Environment or his designee shall from time to time reasonably assign to you. Further, commencing April 1, 2000 through the end of the Retention Period, your employment status will be reduced from full-time to part-time. It is anticipated that in your capacity as a part-time employee, you will work, on average, approximately 20 hours per week, although the parties expect that the nature of your duties will require you to work substantially more than 20 hours during certain weeks and substantially less than 20 hours during other weeks. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

      You may engage in outside consulting and other outside business activities with third parties or serve in any part-time industry, trade, profession, governmental, or academic position, provided that such activities and position do not interfere with your duties hereunder.

      3.    Compensation and Benefits.

3.1 Base Salary. The Company shall pay you, at such times as the Company pays its employees in general, an annualized base salary at the following rates:

                  a.    From April 1, 1999 through March 31, 2000  -  $225,000
                  b.    From April 1, 2000 through March 31, 2001 -   $112,500
                  c.    From April 1, 2001 through March 31, 2002 -   $112,500

            3.2   Bonus.

                  a. Reference Bonus. For the period from April 1, 1999 to March 31, 2000 ("Fiscal 2000"), you shall be entitled to participate in the Company's bonus plan with a reference bonus of $105,000. You understand that you may receive a bonus of $0 to $210,000 under such plan depending upon the extent of the achievement of certain individual performance goals and business objectives. The goals and business objectives for Fiscal 2000 are set forth on Exhibit A hereto.

                  b. Additional Bonus. For the period beginning April 1, 2000 and ending on the Retention Termination Date, you shall be entitled to an additional bonus, in an amount to be determined by the Company, for the completion of specific tasks assigned to you by the Company's Chief Operating Officer, Energy and Environment, including efforts in completing the sale of the Businesses. If such tasks are completed, you shall be entitled to a minimum bonus of $100,000 and a maximum bonus of $300,000, the actual bonus to be dependent upon the degree to which you are able to complete the tasks assigned to you. This bonus, if due and payable, will be paid in two annual installments, with the first installment, in an amount equal to at least $50,000, to be paid on April 1, 2001. This additional bonus will be payable to you at the end of the Retention Period. You agree to use your best efforts, business judgment and skill in completing such tasks assigned to you.

            3.3 Fringe Benefits. You shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees from time to time to the extent that your position, tenure, salary, age, part-time status, health and other qualifications make you eligible to participate, which programs that exist as of the date of this Agreement are set forth in Exhibit B, it being understood that these programs may be subject to change from time to time; provided, however, as of April 1, 2000, you will not continue to earn vacation or sick leave. You shall, however, be entitled to continue to participate in the executive car allowance program and the executive medical reimbursement program during the Retention Period.

            3.4 Reimbursement of Expenses. The Company shall promptly reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, upon presentation by you of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may reasonably be fixed in advance by the Chief Operating Officer, Energy and Environment.

      4. Termination. This Agreement shall terminate upon the occurrence of any of the following:

            4.1 At the election of the Company without Cause (as defined below), at any time, immediately upon written notice to you;

            4.2 At the  election of the  Company,  for Cause,  immediately  upon written  notice by the  Company  to you.  For the  purposes  of this  Section 4,
"Cause" for termination shall mean your (a) conviction of a felony, or a misdemeanor involving material fraud or material dishonesty, (b) material fraud or material dishonesty in the course of your employment with the Company, (c) wilful misconduct that is materially injurious to the Company or its subsidiaries and affiliates and (d) gross neglect of your duties and responsibilities under the terms of this Agreement.

            4.3 Upon your death or disability. As used in this Agreement, the term "disability" shall mean your inability, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both you and the Company; provided that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

            4.4 At your election, upon not less than 30 days prior written notice of termination.

      5.    Effect of Termination.

            5.1 Termination by the Company or at your Election. In the event this Agreement is terminated by the Company pursuant to Section 4.1 or Section
4.2 or at your election pursuant to Section 4.4, the Company shall pay to you the compensation and benefits which would otherwise be payable to you through the date of termination; provided, however, that if the Agreement is terminated by the Company pursuant to Section 4.1, the Company shall also pay you a severance payment of an amount equal to (i) the balance of the base salary amounts otherwise payable to you for the period from the date of termination to March 31, 2002 as set forth in Section 3.1 plus (ii) the difference between $100,000 and the amount of additional bonus, if any, previously paid to you pursuant to Section 3.2(b) prior to the date of termination plus (iii) if the termination occurs prior to March 31, 2000, the bonus amount due and payable to you pursuant to Section 3.2(a), if any.

            5.2 Termination for Death or Disability. If this Agreement is terminated as a result of your death or because of disability pursuant to
Section 4.3, the Company shall pay to your estate or to you, as the case may be, the compensation and benefits which would otherwise be payable to you through the date of termination because of death or disability.

            5.3 Survival. Notwithstanding anything herein to the contrary, Sections 8 through 17 of this Agreement shall survive the termination of this Agreement.

      6. Options. During the Retention Period you shall be entitled to retain your stock options in the Company and any of its subsidiaries, subject to the terms and conditions of such options. On the Retention Termination Date, these stock options will no longer vest and no further lapsing of the Company's and its subsidiaries' repurchase rights will occur. You will then have until the earlier of (i) either 90 days or two years after the Retention Termination Date, depending on the term of the option as specified by the Company's Stock Option Manager or (ii) the expiration of the exercise period, to exercise your vested options; provided, however, notwithstanding the foregoing, you will have until the expiration of the exercise period of your vested options in each of the Company, Thermo Instrument Systems Inc., and Thermo TerraTech to exercise such vested options. If you do not exercise your vested options by the specified deadline, your options will be canceled, and you will have no further rights with respect to your options.

      7. Resignation. You hereby agree that on April 1, 2000 you will resign, effective as of such date, all of your positions as an officer of the Company and as an officer and director of all of the Company's subsidiaries and affiliates other than your positions as (i) director of Thermo TerraTech and
(ii) director of Green Sunrise Group, Inc. The Company agrees that effective April 1, 2000, it shall use its best efforts to cause you to become, and to maintain you as, non-executive chairman of the board of directors of Thermo TerraTech if Thermo TerraTech is a public company on such date. The Company's obligation to use its best efforts to maintain you as non-executive chairman shall cease when Thermo TerraTech is no longer a public company. Further, you hereby agree that on the Retention Termination Date you will resign, effective as of such date, your position as director and non-executive chairman of the board of directors of Thermo TerraTech and as director of Green Sunrise Group, Inc.

      8. Cooperation: You agree to reasonably cooperate with the Company at the Company's sole cost and expense with respect to all matters arising during or related to your employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

            9. Waiver of Jury Trial: Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and each agrees that he or it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

      10. Restriction on Purchase or Sale of Common Stock: You understand that you will continue to be a "Reporting Person" for purposes of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder, for the period ending on the date which is the earlier of (i) the date that the shares of Thermo TerraTech are no longer registered under Section 12 of the Exchange Act and (ii) six months after the Retention Termination Date, and that during that period you are required to preclear transactions in the Company's and its affiliates' securities with the Company's Stock Transaction Coordinator, Ms. Pauline I. Northern. The Company agrees to continue to provide you with notices, reminders and other communications and assistance provided by the Company to its officers to assist them in their compliance with Section 16 of the Exchange Act. You are also urged to contact the Corporate Secretary of the Company, Ms. Sandra L. Lambert, should you have any questions regarding compliance with the insider trading regulations under the federal securities laws.

      11. Loans. You have an outstanding loan balance of $61,867.50 under the ThermoRetec Corporation Stock Holding Assistance Plan and an outstanding loan balance of $137,607.00 under the Thermo TerraTech Stock Holding Assistance Plan. You hereby agree that promptly upon consummation of the proposed merger of Thermo Retec with the Company, you will repay in full the entire outstanding loan balance of $61,867.50 under the ThermoRetec Stock Holding Assistance Plan. Further, you agree that on the Retention Termination Date, you will repay the entire outstanding loan balance under the Thermo TerraTech Stock Holding Assistance Plan by selling back to the Company all or part, as necessary, of the 20,000 shares of Thermo TerraTech common stock you acquired under the Thermo TerraTech Stock Holding Assistance Plan or, if applicable, the shares of Company common stock into which such shares may have been converted (the "Shares") at their then current market price. The amount to be paid to you for the purchase of these Shares will be applied to your outstanding loan balance reducing the amount of the outstanding loan balance. If after such Shares are sold, there remains an outstanding loan balance, then such remaining loan balance will be forgiven and will be deemed to be additional gross wages, and as such, will be reported as wages on your W-2 statement. Also, you agree that until such loan is paid off, you will provide security to the Company, as may reasonably be requested, to secure your obligations under such outstanding loan, including pledging such Shares to the Company.

      12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

      13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, nothing contained herein is intended to or shall supersede or modify your Executive Retention Agreement with the Company.

      14. Amendment. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto.

      15. Governing Law. This Agreement and all issues relating to this Agreement and the transactions contemplated hereby shall be governed by, enforced under and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

      16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its respective assets or business; provided, however, that your obligations are personal and shall not be assigned by you.

      17.   Miscellaneous.

            17.1 No delay or omission by the Company or you in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or you on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

            17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


                                   THERMO ELECTRON CORPORATION



                                   By:
                                            -----------------------------------
                                   Title:   Chief Operating Officer, Energy
                                            and Environment




                                            ----------------------------------
                                            John P. Appleton

                                    Exhibit A


     Goals for fiscal 2000:

- As soon as possible but no later than December 31, 1999 identify a qualified replacement

- Meet 1999 calendar year budget (JPA CY 99) dated January 7, 1999 (before any agreed upon restructuring charges or reserves).

- Prepare a career development and succession plan for TerraTech and its subsidiaries by December 31, 1999.


- Provide assistance, as requested, in order to facilitate the roll-up of the TerraTech subsidiaries into Thermo Electron by February 28, 2000.

- Assist in the evaluation and potential sale of some or all of the TerraTech business units.

- Perform such other duties as may be assigned to you in accordance with the Agreement by the Chief Operating Officer, Energy and Environment of the Company.

                                    Exhibit B


1.    Health Plans
      (a)    Prudential Comprehensive Medical Plan
      (b)    Tufts Health Plan Point of Service
      (c)    Tufts Health Plan (HMO)
      (d)    Harvard Pilgrim Health Care (HMO)

2.    Dental Plans
      (a)    Prudential Dental Basic
      (b)    Prudential Dental Plus

3. Life Insurance and Accidental Death and Dismemberment (AD&D) (On a reduced basis based on your hours worked and upon the attainment of age 65)

4.    Business Travel Accident Insurance

5.    Thermo Electron Choice Plan

6.    Employee Stock Purchase Plan


All as more fully described in the Thermo Electron Corporation Corporate Office Orientation Booklet.